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                                                                     EXHIBIT 3.3


                            CERTIFICATE OF AMENDMENT
                         TO FIFTH AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                             OF EPRISE CORPORATION

         PURSUANT TO SECTION 242 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE, Eprise Corporation (hereinafter called the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

         By written consent of the Board of Directors of the Corporation dated March 6, 2000, a resolution was duly adopted, pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth an amendment to the Fifth Amended and Restated Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The stockholders of the Corporation duly approved said proposed amendment by written consent in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware. The resolution setting forth the amendment is as follows:

         That the board of directors recommend and declare advisable to the stockholders of the Corporation that Article FOURTH of the Fifth Amended and Restated Certificate of Incorporation of the Corporation be further amended (the "Amendment"), such Amendment to be effective immediately prior to the effectiveness of the registration statement on Form S-1 filed by the Corporation with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, by inserting two new paragraphs before the first paragraph currently set forth therein:

                  "That upon the filing date of this Certificate of Amendment to the Fifth Amended and Restated Certificate of Incorporation (the "Effective Date"), a one (1) for two point fifty-five (2.55) reverse stock split of the Corporation's Common Stock shall become effective, pursuant to which each two point fifty-five (2.55) shares of Common Stock, $.001 par value, outstanding and held of record by each stockholder of the Corporation (including treasury shares) immediately prior to the Effective Date shall be reclassified and combined into one
                  (1) share of Common Stock, $.001 par value, automatically and without any action by the holder thereof upon the Effective Date and shall represent one share of Common Stock from and after the Effective Date. No fractional shares of Common Stock shall be issued as a result of such reclassification and combination. In lieu of any fractional shares to which the



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                  stockholder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of the Common Stock, as determined by the Board of Directors of the Corporation.

                  Unless otherwise noted below, each of the per share Conversion Prices and/or values, liquidation preferences and other amounts set forth below which are adjustable in the manner and upon the events as set forth herein do not reflect the adjustments required by the one (1) for two point fifty-five (2.55) reverse stock split effected upon the Effective Date and shall be subject to such adjustment."

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President this 20th day of March, 2000.


EPRISE CORPORATION


By:  /s/ Joseph A. Forgione
     -----------------------
         Joseph A. Forgione
         President


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